Exhibit 4.19

ISSUANCE AND DEPOSITARY SERVICES AGREEMENT FOR BRAZILIAN DEPOSITARY RECEIPTS (BDRs)

This Issuance and Depositary Services Agreement for Brazilian Depositary Receipts, Level I, hereinafter simply referred to as the “Agreement”, is entered into by and between:

(a)       BANCO BRADESCO S.A., a financial institution headquartered at Núcleo Cidade de Deus, Vila Yara, Osasco, State of São Paulo, enrolled with National Corporate Taxpayers’ Register of the Ministry of Treasury (CNPJ/MF) under No. 60.746.948/0001-12, herein represented by its undersigned legal representatives (“BRADESCO”); and

(b)       EVE HOLDING INC., a company duly incorporated and organized under the laws of the United States, headquartered at 1400 General Aviation Drive Melbourne, FL 32935, USA, herein duly represented by its legal representative (“CONTRACTING PARTY”).

BRADESCO and the CONTRACTING PARTY are jointly referred to as “Parties” or individually as “Party”.

WHEREAS:

(I)         BRADESCO is a financial institution duly authorized and licensed by the Brazilian Central Bank and by the Brazilian Securities and Exchange Commission (“CVM”) to provide services related to the issuance, custody, and bookkeeping of depositary receipts representing securities, pursuant to the articles 27, 34, sole paragraph, and 43 of Law No. 6.404 of December 15, 1976, as amended (“Brazilian Corporation Law”) and of CVM Resolution No. 33 of May 19, 2021; in accordance with the applicable legislation, especially, but not limited to, CVM Resolution No. 182 of May 11, 2023 (“CVM Res 182”) and the authorizations that granted by the competent authorities;

(II)        CONTRACTING PARTY has decided to engage BRADESCO for the provision of Depositary Institution Services within the scope of the BDR program.

The undersigned Parties, named and identified above, duly represented by their respective legal representatives, as provided in their organization or other documents, hereby enter into this Agreement, which is governed by the terms and conditions set forth below:

SECTION ONE

DEFINITIONS

“Share” or “Securities”– The Share or Shares of a single class and series issued by the CONTRACTING PARTY.

“Brazilian Central Bank” – Banco Central do Brasil.

“BDRs” – Brazilian Depositary Receipts to be issued by BRADESCO under the terms of this Agreement and the applicable law, within the scope of a Level I Sponsored BDR Program stablished by the CONTRACTING PARTY. Each BDR (i) shall represent one (1) Share that shall be deposited with the Custodian, (ii) shall be issued by BRADESCO in registered, book-entry form; and (iii) shall be traded on the organized over-the-counter market and on the stock exchange, within the limits provided for in the applicable regulations. Each BDR will grant its holder all the rights and benefits of the Share it represents, it being understood that the CONTRACTING PARTY’s Holders and the exercise of the rights granted to the Holders are subject to the terms and conditions set forth in this Agreement.

“Holders” – Individual or legal entity in whose name a BDR is registered in BRADESCO’s deposit accounts held for such purpose.

“B3” – B3 S.A. – Brasil, Bolsa e Balcão.

“Brazilian Civil Code” – Law No. 10.406 of January 10, 2002, as amended.

“Custodian” – The Bank of New York, acting as BRADESCO’s agent for purposes of this Agreement, or any other entity that may be appointed as custodian by BRADESCO, subject to the prior written consent of the CUSTODIAN.

“CVM” – Brazilian Securities and Exchange Commission.

“Business Days” – Days on which banks are open for business in the cities of Belo Horizonte, São Paulo, and New York.

“BDR Collateral Ratio” - One (1) Share issued by the CONTRACTING PARTY.

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SECTION TWO
PURPOSE

2.1.              The purpose of this Agreement is to govern the terms and conditions pursuant to which BRADESCO will provide depositary institution services, including the issuance, deposit, and bookkeeping of securities deposit certificates of the CONTRACTING PARTY, pursuant to the provisions of the applicable law and regulations.

2.2.              In addition, whenever it is possible, BRADESCO will provide to the BDRs’ holders the services required to ensure the exercise of the rights arising from the BDR ownership, including, among others, the exercise of preemptive rights, if requested in accordance with the listing regulations of the United States of America, where the Securities are traded and/or at the sole discretion of the CONTRACTING PARTY, dividends, bonus in Securities or in cash, reverse split and split of Securities, among others, occurred abroad, subject to Brazilian regulations.

SECTION THREE
DESCRIPTION OF SERVICES

3.1.            Registration of the BDR Program with the CVM – BRADESCO, in its capacity as issuing and depositary institution, shall arrange, together with the CONTRACTING PARTY or its representatives, for registration of the Level I – Sponsored BDR Program with the CVM, immediately after program’s registration with B3 is granted.

3.2.              Issuance of BDRs – BRADESCO shall issue the BDRs, in registered book-entry form, based on the Shares of the CONTRACTING PARTY that are deposited in its name with the Custodian.

3.2.1.            For the issue of BDRs, the Holder, under its own responsibility, may, at any time, instruct a Brazilian brokerage firm that works together with a foreign brokerage firm to purchase and/or deposit Shares abroad, with the purposes of being underlying securities for BDR issuance in Brazil, depositing such Shares with the Custodian.

3.2.2.             In share purchase operations abroad intended to collateralize BDR issuance, the brokerage firm shall arrange and close the relevant foreign-exchange transaction, using the specific nature code for BDR programs, and provide the brokerage note and any other documents required by the financial institution responsible for the FX closing.

3.2.3            Upon receiving the information related to the foreign exchange transactions mentioned in Clause 3.2.2 above, BRADESCO shall record the corresponding transfer of currency and the respective changes in the BDRs ownership records in the books of records: (i) the Custodian shall receive information on the Brazilian custody agent or broker, informing which custody agent and client in Brazil should receive the BDRs; (ii) upon receipt of such information, the Custodian shall notify BRADESCO of the Shares received by the Custodian through communication from the CONTRACTING PARTY or any other means permitted in this Agreement; (iii) the fees related to the issue of BDRs shall be charged to the Holder as described in item 4 of Exhibit I to this Agreement; and (iv) all documents related to the BDR purchase process must be submitted to BRADESCO.

3.3.             BRADESCO shall only issue the BDRs after receipt of: (i) information on the Holders (communication from the CONTRACTING PARTY); (ii) the issuance fee; (iii) instructions for issuing BDRs; (iv) a copy of the foreign-exchange contract for payment of the Shares abroad; (v) a copy of the brokerage note, and (vi) verification of the documents.

3.4.          Report to the Brazilian Central Bank, the CVM and the Competent Authorities – B RADESCO shall report to the Brazilian Central Bank and the other competent authorities, in the form and within the term provided for in the applicable regulations, the transfers that occurred in relation to the BDRs, including, without limitation, the name of the Holders, as amended from time to time, and the cancellation of BDRs.

3.4.1.              BRADESCO agrees to provide CVM, at any time and within any deadline it may establish, with any information and documents related to the approved BDR Program and issued BDRs, maintaining up-to-date and available records reflecting the daily movement of BDRs issued and cancelled.

3.5.               Data Input – BRADESCO shall enter into its system the name and identification of the Holders, the respective quantity, type, and form of the BDRs and any existing encumbrances, according to the reports provided by the Custodian, the CONTRACTING PARTY, or B3, as provided in Clause 3.2.2.

3.6.              Registration of BDRs – BRADESCO will keep, on behalf of each Holder, a register of BDRs, being responsible for the bookkeeping, control, and custody of the books, keeping CVM informed of and providing it with any and all facts related to the BDRs or to the CONTRACTING PARTY

3.7.          Information to CONTRACTING PARTY – BRADESCO shall grant the CONTRACTING PARTY access to the BDR records and shall also provide the CONTRACTING PARTY, upon request by its representative and within three (3) Business Days from such request, with the following documents:

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(i)                  a daily list of the names of the Holders and the gross, net, and withholding income tax amounts, referring to the payment of dividends and other yields;

(ii)                 a report of the total gross, net amount, and amount of withholding tax on incomes, related to the payment of dividends and other income, in accordance with the frequency required by tax legislation;

(iii)               an annual report listing the name of the Holders and the gross amount, net amount, and amount of withholding tax on incomes, related to the payment of dividends and other income;

(iv)               a report of each transaction carried out by the BDR holders, containing the information made available by the over-the-counter market or by the stock exchange on which the BDRs are traded;

(v)                 a monthly list of the name of the Holders and their respective position;

(vi)              a daily statement during, and also at the end of, both the preemptive rights period and the excess-shares period, setting out the name and qualification of the subscribers, the number of Shares of the CONTRACTING PARTY subscribed that correspond to BDRs, and the amounts received; and

(vii)             a list of Holders for shareholders’ meetings.

3.7.1.              Additional information and specific services requested or in a specific layout to be provided/required by CONTRACTING PARTY, or which are not within the information provided by BRADESCO when the services are provided, shall be subject to the availability of BRADESCO’s systems and shall be made upon acceptance by CONTRACTING PARTY of the budget to be carried out for provision of the services.

3.8.                Information to Holders, usufructuaries, and fiduciaries – BRADESCO will provide Holders, usufructuaries, and fiduciaries with the following documents:

(i)            statements of the BDR account whenever requested and, if not requested, once a year;

(ii)          dividend payment notices;

(iii)         reports for income tax purposes;

(iv)        within maximum of one (1) business day as from the date of receipt of information from the CONTRACTING PARTY, notices intended to disclose decisions as well as any other corporate actions and communications from the CONTRACTING PARTY (such as information to shareholders or holders of its shares, voting procedures, vote tabulation, etc.) that affect the BDRs or the rights and prerogatives attached thereto.

3.9.               Bookkeeping and registration of books and documents – BRADESCO shall prepare the opening and closing statements and shall proceed with the registration before the competent authority.

3.9.1.              The BDR register book shall record the total number of BDRs, as well as issuances, cancellations, and changes resulting from corporate events, such as stock splits, reverse splits, redemptions, bonus issues, among others.

3.9.2.              BRADESCO shall reconcile, from time to time, the BDRs registered in the BDR Register Book with the total number of Shares deposited with the Custodian.

3.10.              BRADESCO will keep and microfilm the corporate books related to the service provided and the films used in the microfilming of the CONTRACTING PARTY’s books and documents.

3.11.              Dividends and Distributions:

3.11.1.               Cash distributions – Whenever BRADESCO receives any cash dividend or other cash distribution on any of the CONTRACTING PARTY’s Shares, BRADESCO shall, by means of a foreign exchange agreement, convert this dividend or distribution into Brazilian reais and distribute the net amount thus received to the Holders entitled thereto, in proportion to the number of BDRs respectively held by each one of them; provided, however, that in the event that the CONTRACTING PARTY or BRADESCO is required to withhold such cash dividend or other cash distribution in order to comply with tax obligations, the amount distributed to the Holders of the BDRs shall be proportionally reduced. BRADESCO shall only distribute the amount that can be distributed without attributing to any Holder a fraction of a cent, rounded up to the next whole cent of lower value. CONTRACTING PARTY shall not owe interest or any other remuneration for the period between the date on which the dividends and other cash distributions are paid abroad and the date on which the funds are credited to the Holders in Brazil. The CONTRACTING PARTY shall disclose the dividend payment and other cash distributions simultaneously abroad and in Brazil.

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3.11.2.              Shares Distributions (Bonus/Split) of the CONTRACTING PARTY – Subject to the corporate acts of CONTRACTING PARTY, in the event of any allocation on the Shares of the CONTRACTING PARTY occurs in the form of shares, BRADESCO shall automatically convert them into BDRs, and as long as permitted by the applicable law, subject to the terms and conditions of this Agreement, registering them in the name of the legal holder proportionally to the number of BDRs held by the legal holder, respectively. However, in accordance with the bylaws or articles of incorporation of the CONTRACTING PARTY, in the case of attribution of a fraction of a BDR to one or more Holders, BRADESCO shall sell the number of Shares of CONTRACTING PARTY received representing the sum of the assigned fractional parts and distribute the net amount received as provided for in Clause 3.11.1.

3.11.3.              No interest or any other remuneration will be due by the CONTRACTING PARTY for the period between the date on which the fractions insufficient to form a BDR are assigned and transferred to BRADESCO and the date on which the proceeds from the sale of such fractions are delivered to the Beneficiaries.

3.11.4.              Other distributions – Whenever BRADESCO receives other distributions than those previously provided for, BRADESCO shall distribute them to eligible Holders in proportion to the number of BDRs respectively held by them, in accordance with the applicable law. If, in BRADESCO’s opinion, such division cannot be carried out proportionally, BRADESCO may opt for any method it deems equitable and feasible for purposes of carrying out such distribution.

3.11.5.              Payment Method – Payments to Holders shall be made within three (3) business days after BRADESCO receives the funds in Brazil, in the following modalities:

(i)              by credit to B3 for Holders that keep the BDRs in custody at B3. B3, in turn, shall make the distribution to custody agents and brokers, which shall be responsible for making the credits to the Holders registered with them;

(ii)               by credit to a checking account, as indicated, held by the Holder with BRADESCO;

(iii)            by electronic funds transfer (TED – Electronic Available Transfer) for credit to a checking account, as indicated, held by the Holders with another financial institution, it being understood that BRADESCO shall not be liable for the delay in crediting the amount caused by the financial institution to which the TED shall be sent.

(iv)               in person to the Holder, upon their appearance at any of the places indicated in Section Ten, whenever it does not hold a bank account.

(v)                  BRADESCO will not remit dividends abroad.

3.12.              Preemptive Right and Subscription of CONTRACTING PARTY’s Shares, Securities, and any rights related to the BDRs – Upon being informed of the granting preemptive rights for the subscription of securities, BRADESCO shall notify the Holders and B3 of the granting of such rights, requesting the Holders express their intention to either exercise or assign said rights. The CONTRACTING PARTY shall be responsible for disclosing such event to the Brazilian market in the manner provided for in the applicable regulations.

3.12.1.              It shall be the responsibility of the CONTRACTING PARTY or the Custodian to inform BRADESCO of the number securities that can be subscribed, as well as the proportion for the exercise of this right by each of the Holders. CONTRACTING PARTY or the Custodian shall also provide BRADESCO with other information related to the exercise of the preemptive right, such as (i) the issue price of the securities, which shall be converted into Brazilian reais and added to the respective fees; (ii) the term for exercising the subscription right; (iii) the deadline for BDR holders to pronounce to BRADESCO; (iv) treatment of any over-allotment; and (v) other information that has been disclosed abroad.

3.12.2.              The subscription price for the securities to be paid by the BDR holders shall consist of the sum of the following items: (i) the subscription price in foreign currency converted into Brazilian reais at the PTAX selling rate, published by the Brazilian Central Bank on the business day preceding the date on which BRADESCO discloses the subscription information to the market; (ii) foreign exchange variation verified until the payment date, added to the issuance fee per BDR, indicated in item 4 of Exhibit I to this Agreement.

3.12.3.              For BDR holders whose BDRs are under the custody of B3, B3 shall individually credit the subscription rights to each BDR holder, through brokerage firms or custody users, which shall inform their clients, which, in turn, shall choose to subscribe or sell the subscription rights in Brazil, or not to exercise any of the above options. BDR holders whose certificates are registered in the BDR register shall receive a subscription form from BRADESCO, through which they may exercise their right or assign it to another investor.

3.12.4.              The broker or custody agent shall exercise the subscription rights on behalf of the Holders through B3, effecting the payment to B3, which shall settle the transaction by crediting the corresponding amounts to BRADESCO, including the portion related to the fees referred to in sub-item 3.12.2. The BDRs subscribed directly through BRADESCO shall be settled within the institution itself.

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3.12.5.               BRADESCO shall receive from the brokers providing custody services through B3 the funds required for the payment of the subscription price, including the fees set forth in item 3.12.2, and shall arrange for the foreign exchange transaction necessary to remit the amounts due to the Custodian.

3.12.6.              The Custodian shall receive the amount corresponding to the issue price of Shares in foreign currency and shall be responsible for making the respective payment to the CONTRACTING PARTY, receiving the Shares, which shall be deposited in the name of BRADESCO with the Custodian, serving as underlying assets for the BDRs to be issued in Brazil.

3.12.7.              No interest or any other form of remuneration shall be payable by the CONTRACTING PARTY for the period between the date on which the securities are subscribed and the date on which they are delivered to the Holders.

3.13.               Split, reverse split and bonus – Subject to the provisions of the bylaws or articles of incorporation of the CONTRACTING PARTY, BRADESCO shall make the corresponding adjustments to the registration of the BDRs in the event of stock splits, reverse stock splits, or the allocation of stock dividends, in proportion to the rights corresponding to the BDRs.

3.14.               Any rights nor other prerogatives that are or may become illegal or not permitted by the applicable Brazilian law or whose availability to the Beneficiaries is impracticable will not be offered to the Holders.

3.15.              Cancellation of BDRs – Subject to the provisions of the bylaws or articles of incorporation of the CONTRACTING PARTY, the BDRs may be cancelled at any time, upon delivery of BDRs to BRADESCO for the purpose of obtaining the underlying shares of the CONTRACTING PARTY represented thereby, the payment of applicable taxes and fees and the execution of a BDR cancellation instrument and any other documents necessary to comply with all legal requirements. The respective Holders shall receive, as promptly as possible, the shares of the CONTRACTING PARTY represented by the BDRs so delivered.

3.15.1.              As soon as any Holder has delivered its BDRs to BRADESCO, pursuant to Clause 3.15. above, BRADESCO shall instruct the Custodian to deliver CONTRACTING PARTY’s Shares represented by the canceled BDRs to that Holder, which delivery shall take place at the Custodian’s central office, or at any other place agreed upon by the Custodian and the respective Holder.

3.16.              Exercise of Voting Rights – The Holders shall have the right to instruct BRADESCO to exercise the voting rights attached to the Shares held on deposit in the Custodian, exclusively in relation to matters in which such Shares have voting rights, as provided for in CONTRACTING PARTY’s bylaws.

3.16.1.              Without prejudice to BRADESCO’s obligations to monitor the disclosures made by the CONTRACTING PARTY in the market where the Shares are traded and the disclosure to the Brazilian market pursuant to the provisions of articles 7 and 8 of CVM Res 182, the CONTRACTING PARTY shall use its best efforts to, upon convening a general shareholders’ meeting at which the Shares are entitled to vote, forward to BRADESCO the call notice for the respective meeting, as well as the documents required to exercise the vote by the BDR holders.

3.16.2.              Without prejudice to the provisions of Clause 3.16.1 above, the CONTRACTING PARTY shall, as soon as reasonably possible, provide on its website a communication containing: (a) the information provided in the call notice disclosed to the market, (b) a statement that the Holders shall have the right to send their voting instruction to BRADESCO at least five (5) business days before the date of the shareholders meeting, by completing the voting instruction form according to the form to be provided, (c) information that the voting instruction may be delivered via e-mail, mail, or in person, at the address indicated in the respective communication, or (d) if applicable and agreed between BRADESCO and CONTRACTING PARTY, information that the process for voting instructions of the holders of BDRs may be carried out through B3’s voting system – Voting Ballot.

3.16.3.              Upon timely receipt of the voting instructions, BRADESCO shall tabulate and forward the information to the Custodian Bank, by means of a message from CONTRACTING PARTY in .pdf file, SWIFT message, or email, within the shortest possible period of time before the meetings are held. Upon receiving the information, the Custodian shall vote using electronic voting systems or appoint a proxy to vote at the respective shareholders’ meeting, in accordance with the voting instructions received from BRADESCO.

3.16.4.              BRADESCO and its agents shall not be held liable for failure arising from the non-receipt or untimely receipt of voting instructions.

3.16.5.              Under no circumstances shall BRADESCO have the discretion to exercise voting rights in relation to the Shares underlying the BDRs.

3.17.              Service locations – Services to Holders shall be carried out at the locations mentioned in Section Ten of this Agreement.

3.17.1.               BRADESCO may, at its discretion, change the service locations upon prior written communication to CONTRACTING PARTY and the Holders.

3.18.              Fees Chargeable from Holders – Within the scope of this Agreement, BRADESCO may charge from the Holders the fees agreed from time to time with CONTRACTING PARTY, which shall be included in this Agreement as Exhibit I.

3.19.              Maintenance of Authorizations and Records - During the term of this Agreement, BRADESCO undertakes to maintain valid all government authorizations necessary for providing the services under this Agreement.

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SECTION FOUR
OBLIGATIONS OF THE PARTIES

4.1.              In addition to the obligations already listed throughout this Agreement, the CONTRACTING PARTY agrees to:

4.1.1.              credit, on the stipulated date and to a checking account to be designated by BRADESCO, the amount of the remuneration indicated in Section Six regarding the provision of the services hereby agreed upon herein;

4.1.2.                comply with all applicable legal and regulatory obligations in the market where the Shares are traded, so as not to cause any nuisance to the deposit of the backing Shares deposited in the name of BRADESCO in the account held thereby with the Custodian;

4.1.3.               deliver to the Custodian the funds related to dividends, bonuses, and other cash distributions corresponding to the Shares deposited with the Custodian;

4.1.4.                use efforts to keep BRADESCO informed about the resolutions and corporate events that may impact the services hereby agreed;

4.1.5.                use efforts to communicate to BRADESCO the call notice and/or the holding of any corporate events, including meetings, whenever possible on the same date on which these events are disclosed to the market where the Shares are traded;

4.1.6.                neither perform nor grant powers to a third party for it to perform any act related to the service agreed hereunder without the prior consent of BRADESCO; and

4.1.7.                pay and/or collect all future fees and taxes that may be due, on the due date, to the competent authorities, whose responsibility is attributed thereto by the applicable law.

4.2.              In addition to the obligations above, the CONTRACTING PARTY undertakes to make all publications required by the applicable legislation and regulations. If BRADESCO is required to make any disclosure on behalf of the CONTRACTING PARTY under the terms of the applicable regulations, the CONTRACTING PARTY shall refund the amounts spent by BRADESCO for that purpose, provided that, they have been informed in writing to the CONTRACTING PARTY.

4.3.              In addition to the obligations already listed throughout this Agreement, BRADESCO agrees to:

4.3.1.              Maintain the BDR Program duly registered with the CVM and B3, as well as request to the CVM and B3 any changes to the BDRs Program requested by the CONTRACTING PARTY, using the information provided by the CONTRACTING PARTY;

4.3.2.             Issue the BDRs according to the number of underlying Shares deposited with the Custodian;

4.3.3.             In relation to the BDRs held in its custody, record the transfers of BDRs and respective annotations in the book-entry system for registering BDRs;

4.3.4.             Upon request of the CONTRACTING PARTY, register in the B3 system the BDRs that may be admitted to trading in the trading environments of that entity;

4.3.5.             Adopt, in the performance of its functions and in the fulfillment of its duties, the same standard of care that it exercises in relation to its own assets, observing the principles and professional standards of diligence, prudence and expertise usual for the activity of issuance of certificates;

4.3.6.             Be liable for proven acts or omissions that are attributable thereto and which cause the deterioration or perishing of the BDRs or the rights inherent thereto;

4.3.7.            Transfer to B3 the funds paid by the CONTRACTING PARTY, either directly or through the Custodian, relating to cash distributions to which the holders of BDRs registered in the B3 system are entitled, as well as the funds obtained from the sale of fractions of BDRs on B3, if applicable;

4.3.8.             Maintain valid all legal authorizations necessary to provide the services provided for in this Agreement;

4.3.9.             Pursuant to the provisions of article 18, paragraph 1 of CVM Res 182, provide the CVM, at any time and within the term determined by it, with any information and documents related to the BDR Program and the BDRs;

4.3.10.              Observe the procedures for discontinuing the BDR program that are established by the stock exchange or organized over-the-counter market entity in which they are traded; and

4.3.11.              Immediately disclose in Brazil the information that the CONTRACTING PARTY is required to disclose abroad, including, but not limited to, the material facts and notices to the market, pursuant to the provisions of articles 7 and 8 of CVM Resolution No. 182.

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SECTION FIVE
HOLDERS’ RIGHTS

5.1.              Each BDR shall grant its holder all rights and benefits of the underlying Shares, provided that the Holders are not shareholders of the CONTRACTING PARTY and the exercise of the rights granted to the Holders is subject to the terms and conditions set forth in this Agreement.

5.2.              The Holders may, at any time and upon payment of the fee indicated in item 4 of Exhibit I to this Agreement, if applicable, pursuant to the provisions of Clause 3.15 above, request that the BDRs held by them be canceled and, thus, receive CONTRACTING PARTY’s Shares represented by the canceled BDRs. BRADESCO may require the Holders to present documents that prove their identity and ownership of the BDRs. BRADESCO may refuse to cancel the BDRs of Holders that have not complied with their tax, foreign exchange, or other obligations related to the investment in the BDRs.

SECTION SIX
REMUNERATION AND COSTS

6.1.              For the services rendered and as reimbursement of the costs incurred, the CONTRACTING PARTY shall pay BRADESCO the remuneration indicated in Exhibit I, in accordance with the provisions established therein.

SECTION SEVEN
POWER OF ATTORNEY AND AUTHORIZATIONS

7.1.              The CONTRACTING PARTY hereby irrevocably and irreversibly appoints and constitutes BRADESCO as its attorney-in-fact, in accordance with articles 653, 683, 686 and its sole paragraph of the Brazilian Civil Code, to which it grants special and specific powers to represent it, during the term of this Agreement and exclusively for those acts that are an integral part of the subject matter of this Agreement, in the performance of acts necessary for provision of the services agreed hereunder, especially to register transfers, operations, and blocking of the BDRs, execute resolutions of its Annual and Extraordinary Shareholders’ Meetings, meetings of the Board of Directors or of its Executive Board, make the payment of events resolved upon, receive and give discharge, execute instruments of Opening and Closing of Corporate Books for registration of the shares, represent it before BDR Holders, offices of the Registry of Commerce (Registro de Comércio), Commercial Registries (Juntas Comerciais) in general, Collection Bodies of the Ministry of Finance (Órgãos Arrecadadores do Ministério da Fazenda), Stock Exchange, B3, Brazilian Central Bank, CVM, brokerage and distribution firms, and financial institutions in general, exclusively aiming at achieving the subject matter of the Agreement.

7.2.              BRADESCO shall strictly follow the instructions given by the CONTRACTING PARTY in the execution of the power of attorney granted herein. Accordingly, BRADESCO is prohibited from performing any legal act unrelated to this Agreement.

7.3.              BRADESCO is irrevocably and irreversibly authorized by CONTRACTING PARTY to provide information from the database of BDR holders’ or deposit accounts, to regulatory bodies, supervisors, and courts upon request, as well as to comply with orders to block the BDRS registered in the deposit accounts, and BRADESCO shall notify the CONTRACTING PARTY of such actions.

SECTION EIGHT
TERM AND TERMINATION

8.1.              This Agreement is entered into for an indefinite term, and it may be terminated at any time, by either Party, with no right to compensation or any indemnities, upon notice by the interested Party to the other Party, with a minimum advance notice of ninety (90) days from the date of receipt of such notice by the other Party.

8.2.              BRADESCO may, at any time, resign from the position of BRADESCO agent as provided herein, upon notice delivered to the CONTRACTING PARTY, which shall only come into full force and effect after (i) ninety (90) days have elapsed from its delivery date or (ii) the appointment, by the CONTRACTING PARTY, of a new depositary agent (“New Depositary”) and express acceptance of this appointment by the New Depositary, whichever is earlier, it being understood that the Parties may negotiate by mutual agreement the continuance of this Agreement for a period in excess of the term mentioned in this section.

8.3.              CONTRACTING PARTY may, at any time, dismiss BRADESCO as depositary agent, as provided herein, through a notice delivered to BRADESCO, which will be effective after (i) ninety (90) days from its delivery date or (ii) the appointment, by CONTRACTING PARTY, of a New Depositary and express acceptance of such appointment by the New Depositary, whichever occurs first.

8.4.              In both cases described in 8.2 and 8.3, BRADESCO shall, within a maximum term of two (2) business days as from the delivery of the notice (in the case of Clause 8.2) or receipt thereof (in the case of Clause 8.3), communicate this fact to the Holders, in writing, by means of a notice sent to the addresses of the respective brokerage firm or custody agents, and CONTRACTING PARTY shall disclose the fact to the Brazilian market in the manner provided for in the applicable regulations.

8.5.              In the event of resignation or dismissal of BRADESCO pursuant to the provisions of Clause 8.2 or Clause 8.3 above, the CONTRACTING PARTY shall use its best efforts to appoint a New Depositary, it being understood that this obligation of the CONTRACTING PARTY based on best efforts shall be limited to the appointment of a New Depositary for the CONTRACTING PARTY under equal or better terms than those provided for herein.

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8.5.1.              Immediately after the appointment of the New Depositary, the CONTRACTING PARTY will notify BRADESCO of this fact. After receiving such notice, BRADESCO shall transfer to the New Depositary the registration of Holders and all rights and powers held by it by virtue of its position as depositary agent, including, without limitation, ownership of Shares issued by the CONTRACTING PARTY that back the BDRs before the Custodian.

8.6.              As soon as the CONTRACTING PARTY has appointed a New Depositary, BRADESCO undertakes, provided that the CONTRACTING PARTY has complied with all its obligations defined in Section Four, to:

(i)             immediately provide the CONTRACTING PARTY or the New Depositary with all the information and documents it may have as a result of the services provided;

(ii)            facilitate the transfer of BDRs, as well as of the books, records, and other information related thereto to the CONTRACTING PARTY or to the New Depositary, including by making its qualified personnel available for such transfer, within a term to be determined at the time; and

(iii)          continue to perform the services stipulated herein until effective transfer thereof to the New Depositary.

8.7.              BRADESCO may also, after the ninety (90) day period referred to in Clauses 8.2 and 8.3 above without the appointment of a New Depositary by the CONTRACTING PARTY, terminate this Agreement through a notice via email to the CONTRACTING PARTY in the form of Clause 8.4 to the Holders, at least ninety (90) days' prior notice.

8.8.              After the ninety (90) day period mentioned in Clause 8.7 above, the Holders shall have a period of ninety (90) day to select a New Depositary, subject to the bylaws or articles of association, and request from BRADESCO cancellation of their BDRs, in accordance with the regulations then in force, and to receive the Shares of the CONTRACTING PARTY underlying such BDRs.

8.9.              After the ninety (90) day period for requesting cancellation of the BDRs mentioned in Clause 8.8 above, if there are still BDRs issued and outstanding, BRADESCO shall no longer register any transfer of ownership of these BDRs, as well as make any distribution to the Holders of assets and/or funds received thereby for the benefit of the Holders by virtue of its capacity as depositary agent for the BDRs. However, BRADESCO shall continue to cancel the BDRs and accumulate any assets and funds received on behalf of the Beneficiaries in its capacity as depositary agent of the BDRs.

8.10.              Upon the expiration of one (1) year from the end of the ninety (90) day period for requesting cancellation of the BDRs mentioned in Clause 8.8 above, BRADESCO shall cancel the BDRs then outstanding and sell CONTRACTING PARTY’s Shares that serve as underlying securities for these BDRs, as well as the funds that have been accrued and not distributed to the Holders, as provided in Clause 8.9 above. The funds thus obtained, together with the funds accrued for the benefit of the Holders and not distributed thereto, as provided in Clause 8.9 above, shall be deposited in a single bank account, without remuneration, and shall be used to pay the Holders that may claim to BRADESCO the receipt of amounts corresponding to its BDRs, minus any and all maintenance fees, charges, or taxes, of any nature, levied on the funds held in that bank account.

8.11.              Notwithstanding the provisions of Clauses 8.1 to 8.10 above, this Agreement may be immediately terminated through written communication, observing, however, the provisions in 8.6 above:

(i)             in the event of non-compliance with any obligation established in this agreement, provided that, it is not cured within fifteen (15) business days as from receipt of a notice informing of such default;

(ii)            if either Party:

a)             is adjudicated bankrupt, files for judicial reorganization or initiates extrajudicial reorganization proceedings, has its bankruptcy, intervention, or liquidation claimed;

b)             has its authorization to perform the services agreed hereunder revoked;

c)              suspends its activities for a period equal to or greater than thirty (30) days.

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SECTION NINE
AUTHORIZED PERSONS AND CONTACT INFORMATION

9.1.              BRADESCO shall only provide information and/or comply with the instructions of the CONTRACTING PARTY that are signed by its legal representatives, agents appointed by power of attorney or indicated in the List of Authorized Persons (“Authorized Persons”).

9.1.1.              Instructions may be sent in writing or electronically (via Internet, e-mail), provided that the means used can identify the legal representative and/or person authorized by the CONTRACTING PARTY.

9.1.2.              In cases where communication occurs electronically (via Internet, e-mail), the CONTRACTING PARTY shall confirm receipt of the instructions by BRADESCO.

9.1.3.              The CONTRACTING PARTY agrees to immediately notify BRADESCO of changes, inclusions, and exclusions of any Authorized Person or informed data, updating the List of Authorized Persons.

9.1.4.              The instructions transmitted by the Authorized Persons shall be accepted by BRADESCO, until it is notified otherwise, in writing, by the CONTRACTING PARTY.

9.1.5.              In case of ambiguity in the instructions transmitted by any of the Authorized Persons, BRADESCO shall:

(i)      immediately notify in writing the issuer of the instruction regarding such ambiguity; and

(ii)     refuse to execute such instructions until the ambiguity is resolved.

9.2.              It is agreed between the Parties that the communications between them, provided for in this Agreement, as necessary to achieve the provision of services agreed hereunder, to be considered valid, shall be made in a timely, clear, complete, and secure manner, by the means provided for in this Agreement, and receipt thereof shall always be confirmed immediately, directed and received by persons with powers to do so.

9.3.            BRADESCO shall comply, without any liability, with instructions that it believes in good faith to have been given by Authorized Persons of the CONTRACTING PARTY, provided that it has taken all the precautions provided for in this Agreement to ensure that the instructions have been given by Authorized Persons.

9.4.              All notices and communications between the Parties required or permitted under this Agreement shall be in writing and be delivered to each party by fax, registered mail with acknowledgment of receipt, or by personal delivery to the following addresses:

(i) If to the CONTRACTING PARTY, to the persons and addresses contained in the List of Authorized Persons:

Name: EVE HOLDING, INC.
Address: 1.400 General Aviation Drive, Melbourne, FL 32935, United States of America
E-mail: investors@eveairmobility.com

Name: EVE SOLUÇÕES DE MOBILIDADE AÉREA URBANA LTDA.
Address: Rodovia Presidente Dutra, s/nº, KM 134, Edifício E-571, 1st and 2nd floor, Eugênio de Melo, Zip Code 12247-004, São José dos Campos, São Paulo
E-mail: legal@eveairmobility.com

(ii) If to BRADESCO:

BANCO BRADESCO S.A.
Núcleo Cidade de Deus – Prédio Amarelo, 1st floor, Vila Yara
Zip Code: 06029-900.
Osasco, São Paulo, Brazil.
Phone: 55-11-3684-4522
E-mails: bradescocustodia@bradesco.com.br/dac.dr@bradesco.com.br / dac.escrituraçao@bradesco.com.br

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SECTION TEN
SERVICE TO BDR HOLDERS

10.1.              Service to BDR holders or their legal representatives shall be carried out through BRADESCO branches, distributed throughout the Brazilian territory, for the purpose of providing information on position, earnings, other information and requests for registration of processes related to the BDRs issued by the CONTRACTING PARTY, and BDR holders or their legal representatives shall present themselves with identification and representation documents.

SECTION ELEVEN
GENERAL PROVISIONS

11.1.           The omission or tolerance of the Parties to demand strict compliance with the terms and conditions of this Agreement shall not represent novation or waiver, nor shall it affect their rights, which may be exercised at any time.

11.2.           This Agreement is entered into in favor of all Holders, pursuant to article 436 of the Brazilian Civil Code, and the Parties are prohibited from replacing the Holders, pursuant to article 438 of the Brazilian Civil Code.

11.3.           This Agreement may be freely amended by means of a proper instrument executed by the CONTRACTING PARTY and BRADESCO, without the consent of the Holders. Any inclusions, exclusions, or amendments to existing clauses shall be set out in an amendment duly executed by the Parties, which shall become an integral part of this Agreement.

11.3.1.             Any alteration that substantially impairs any right of the Holders shall only come into effect with respect to the outstanding BDRs after a thirty (30) days period as from the date on which this alteration is notified to the Holders holding outstanding BDRs through written communication sent to each BDR holder, at the addresses set forth in the BDR register, at the respective broker or custody agent.

11.3.2.              The consent of the Holders in relation to any alteration that substantially impairs any of their rights shall be presumed if after the thirty (30) days period such Holders continue to hold BDRs.

11.3.3.              In case no BDR has been issued and, therefore, there are no Holders, the amendments to this Agreement shall take effect upon the signing of the respective addendum.

11.4.              This Agreement shall be governed by the laws of the Federative Republic of Brazil, and BRADESCO may, at its discretion, not comply with the instructions of the CONTRACTING PARTY and its Holders that it deems to be noncompliant with such laws, it being understood, however, that it shall reasonably justify such refusal to the CONTRACTING PARTY or the Holders.

11.5.              It is certain and defined for both Parties, irrevocably and irreversibly, the inexistence of any responsibility or guarantee of BRADESCO for the payment of any event that is the subject matter of this Agreement to the Holders, being solely responsible for carrying out the acts and procedures provided for in this Agreement, in accordance with the orders given by the CONTRACTING PARTY, which shall defend, exempt, and compensate BRADESCO with respect to such responsibilities or guarantees.

11.6.            The Parties, on their own behalf, including their employees or agents, under the penalties of Law, grant strictest and most absolute confidential treatment to any data, materials, details, information, documents, technical and commercial specifications of each other’s and/or third parties’ products of which they may have knowledge or which they may access, or which may be entrusted to them, whether or not related to the provision of the services that are subject matter of this Agreement. Failure to comply with the provisions of this clause shall result in legal sanctions, and the violator and whoever else causes the violation shall be responsible, under the civil and penal law, except when the disclosure of such information is imposed by law, by a court order, or inspection authority, and in these cases, the fact shall be immediately communicated to the interested Party.

11.7.              The Parties shall not establish any employment relationship with directors, representatives, employees, and/or agents of each other, nor shall any form of partnership be established between them. Therefore, it is incumbent upon each of them, particularly and exclusively, to fulfill their respective labor, social, social-security, and occupation accident obligations depending on the purpose of this Agreement or any amendments thereto, even if there is legislation, case law, or any judicial or extrajudicial circumstance that might suggest otherwise

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11.8.                Neither Party shall use the terms of this Agreement, nor the trademarks, names, or patents of the other Party, in any advertising or publicity, without prior express written authorization. The injured Party may, at its sole discretion, consider this Agreement automatically terminated, subject to the effects of item 8.11, and shall also be entitled to seek damages from the infringing Party in accordance with applicable law.

11.9.                The Parties hereby irrevocably and irreversibly assume full and complete liability for any personal, moral, or property losses and damages that may be suffered and duly proven by the other Party and/or a third party as a result of the services provided under the Agreement, arising from the fault or intent of the breaching Party, its employees or agents.

11.10.              Neither Party may assign or transfer, in whole or in part, to third parties, rights and obligations arising from this Agreement, without the prior and express written consent of the other Party.

11.11.            The CONTRACTING PARTY hereby acknowledges that the service agreed hereunder is subject to laws, rules, customs, procedures, and practices, which may be changed from time to time. In the event of an amendment to the law that limits the provision of the agreed services, wholly or in part, BRADESCO shall request the CONTRACTING PARTY new instructions regarding the procedures to be taken to fulfill the obligations agreed hereunder.

11.12.            The Parties undertake to observe the provisions and obligations of this Agreement, its Exhibit, and the applicable law, it being understood that the CONTRACTING PARTY shall verify the responsibilities regarding the issue and distribution of shares issued by it in the name of the respective holders and all events resolved upon, and BRADESCO for providing the services agreed hereunder.

11.13.              Cases of fortuitous events and force majeure events exclude the responsibility of the Parties, pursuant to article 393 of the Brazilian Civil Code. The Party that was affected by the fortuitous events and force majeure events shall immediately notify the other, informing the extension of the fact and, if possible, the estimated term of its duration.

11.14.              All processes described in Section Three shall be analyzed by BRADESCO and, if applicable, additional documents may be required from the parties involved for due registration, and the processes are subject to confirmation of the authenticity of the order given, for release thereof, and if all requirements are not met in accordance with the legislation in effect at the time of the registration and also which allows a correct identification of the Holders, BRADESCO may return the process to the origin, informing the reason for such refusal.

11.15.              The Parties represent that they were previously presented with a copy of this Agreement, containing all its clauses in full, which was read and understood in its entirety, agreeing with its express terms.

11.16.              The Parties are bound by themselves and their successors to full compliance with this Agreement.

11.17.              The taxes that are due as a direct or indirect result of this Agreement, or performance hereof, are a burden for which the taxpayer is liable, as defined in the tax law.

11.18.              Except as otherwise provided for in this Agreement and/or in the applicable law, all costs and expenses, including, but not limited to, fees and expenses of attorneys, financial advisors, and auditors, incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the Party that incurs these costs and expenses.

11.19.              Under no circumstances shall BRADESCO be liable for any acts and/or activities described in this Agreement that have been performed by third parties retained by the CONTRACTING PARTY.

11.20.             Except for the obligations imputed to the Parties under this Agreement, the provisions of the Brazilian Civil Code in effect, and other law applicable to this Agreement, the parties shall be held harmless from any other liability arising from acts or facts of the other Party, its directors, representatives, and employees, except in the case of manifest fault related to its responsibilities provided for in this Agreement, duly proven willful misconduct, or bad faith.

11.21.              Each Party guarantees to the other Party that: (i) it holds all necessary powers and authority to execute and fulfill the obligations provided herein and to consummate the transactions contemplated herein; and (ii) the execution and fulfillment of this Contract do not result in a violation of any third party rights, applicable laws or regulations, nor in breach, non-compliance, or default of any contract, instrument, or document to which it is a party or by which any of its assets are bound or affected, nor require any authorization under any such contract, instrument, or document.

11.22.            This Agreement is the entire understanding and agreement between the Parties and supersedes all prior oral or written warranties, conditions, promises, representations, contracts, and agreements on the subject matter of this Agreement.

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11.23.              The Parties jointly and expressly represent that this Agreement was entered into in compliance with the principles of probity and good faith, by free, conscious, and firm expression of will and in perfect equity.

11.24.            If, as a result of any unappealable court order, any provision or term of this Agreement is declared null or void, such nullity or annulment shall not affect the validity of the other clauses of this Agreement not affected by the declaration of nullity or annulment.

11.25.              The Parties mutually represent and guarantee, including to their suppliers of goods and services, that:

a)                they conduct their activities in compliance with the applicable law, and that they hold the necessary approvals for execution of this Agreement and fulfillment of the obligations provided for herein;

b)           they do not employ illegal labor, and commit to refraining from using practices analogous to slave labor or child labor, except for the latter in the condition of apprentice, in accordance with the provisions of the Consolidation of Labor Laws (Consolidação das Leis do Trabalho), whether directly or indirectly through their respective suppliers of goods and services;

c)             they do not employ minors up to 18 years of age, including apprentices, in places that are detrimental to their education, physical, psychological, moral, and social development, as well as in dangerous or unhealthy places and services, at times that do not allow them to attend school and also at night, which is understood as the period between 10 p.m. and 5 a.m.;

d)             they do not engage in discriminatory practices that negatively limit access to or maintenance of employment, including, but not limited to, discrimination based on sex, origin, race, color, physical condition, religion, marital status, age, family situation, or pregnancy status;

e)            they commit to protect and to preserve the environment, as well as preventing and eradicating practices harmful to the environment, performing their services in compliance with current legislation related to the National Environmental Policy and Environmental Crimes, as well as the legal, normative, and administrative acts related to environmental matters issued by Federal, State, and Municipal authorities.

11.26.              The Parties represent that they have their own Codes of Ethical Conduct and that their employees are instructed to observe the provisions and principles contained therein, hereby noting that they make a copy of each Code available to each other.

11.27.              The Parties commit to taking the necessary and appropriate measures as provided for in BACEN Circular No. 3978/2020, CVM Resolution No. 50/21 and subsequent amendments, in order to prevent and combat activities related to crimes of “money laundering” or concealment of assets, rights, and amounts identified by Law 9.613/98.

11.28.            The Parties irrevocably and irreversibly declare to one another that their controlling shareholders, directors, managers, employees, know and fully comply with the provisions of Brazilian or foreign laws, regulations, and normative provisions on the fight against corruption and bribery, and that they also demand the same from its service providers, subcontractors, and agents.

11.28.1.              The Parties mutually warrant that they shall refrain from engaging in any undue, irregular, or illegal conduct, and that they shall not take any action, one on behalf of the other, and/or that they will not perform any act that may favor, directly or indirectly, one another or any of the companies of their respective economic conglomerates, contrary to applicable laws in Brazil or abroad.

11.28.2.             If either Party becomes involved in any situation related to corruption or bribery, as a result of action taken by the other Party or its controlling shareholders, directors, managers, employees, and service providers, including its subcontractors and agents, the Party that causes said situation agrees to assume the respective burden, including by submitting documents that may assist the other Party in its defense.

11.28.3.              The Parties represent and warrant that no situation involving the giving of bribe, bribery, whether public or private, or any other act offering an undue advantage in exchange of the formalization of the respective agreements in relation to the obligations directly or indirectly related to the activities established herein has occurred and will not occur, and that they shall observe the legal provisions applicable to this type of conduct in effect in the jurisdiction in which the Parties are organized and in the jurisdictions in which such Parties operate.

11.29.              The Parties undertake to comply to comply with all applicable law on information security, privacy and data protection, including (whenever and when applicable) the Federal Constitution, the Consumer Protection Code, the Civil Code, the Civil Rights Framework for the Internet (Federal Law No. 12.965/2014), its regulatory decree (Decree 8.771/2016), the General Data Protection Law (Federal Law No. 13.709/2018), and other sectoral or general rules on the subject, committing to process the personal data obtained by means of this Agreement in the forms and for the purposes provided herein; upon express instructions from the data controller; or with due legal grounds, without transferring them to any third party, except if expressly authorized by this or another instrument that is binding upon them.

11.30.              The Parties hereby elect the Court of the Judicial District of the Capital of the State of São Paulo as the exclusive venue for resolving any disputes arising from this Agreement.

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IN WITNESS WHEREOF, the parties sign this Agreement in two (2) counterparts of equal content and form and for a single effect.

Osasco, SP, March 12, 2025.

Eve Holding, Inc.

/s/ Eduardo Couto

Eduardo Couto

Chief Financial Officer

/s/ Johann Bordais

Johann Bordais

Chief Executive Officer

BANCO BRADESCO S.A.

/s/ Marcio Faria

Mario Faria

Authorized Representative

/s/ Michelly Rocha

Michelly Rocha

Authorized Representative

WITNESSES:

1. /s/ Bruna de Jesus Dias	2. /s/ Thiago Kenzo Kajimura
Name: Bruna de Jesus Dias Identity Card (RG): 45943276-x Taxpayer Card (CPF/MF): 466.905.468-61	Name: THIAGO KENZO KAJIMURA Identity Card (RG): 248319243 Taxpayer Card (CPF/MF): 25378049881

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EXHIBIT I - SERVICE COMMISSIONING

For the provision of BDR Issuing and Depositary Bank services, we present the following commissioning structure.

1. INITIAL CONTRACTING COST

Upon engagement for the provision of services as Issuing and Depositary Bank for BDRs — Including implementation processes, participation in the registration of the BDR program with CVM and B3, and support with operational procedures—a one-time fee of fifteen thousand Brazilian reais (BRL 15,000.00) shall be charged to the CONTRACTING PARTY.

2. MAINTENANCE COST OF THE BDR PROGRAM AND REGISTERED INVESTORS.

2.1. Maintenance:

As compensation for the service provision under this Agreement, CONTRACTING PARTY will be charged a minimum monthly amount of three thousand Brazilian reais (BRL 3,000.00) for up to two thousand (2,000) Holders.

If the number of Holders aforementioned is exceeded, the minimum monthly compensation shall be a fixed cost per investor, according to the table below:

NUMBER OF INVESTORS	BRL
Up to 2,000 investors monthly minimum fixed cost	3,000.00
Additional monthly cost per investor
From 2,001 to 5,000 investors	1.20
From 5,001 to 10,000 investors	1.00
More than 10,000 investors	0.80

If the number of investors exceeds 2,000 investors, an additional amount shall be charged per investor, according to the table above, considering the total number of additional investors.

2.2. VARIABLE COST

Additional services will be charged by the fees provided in the table below:

SERVICES	BRL
ISSUANCE OF NOTICES (per unit issued, not including postage cost)
Credit and Receipt Notices, Proof of Interest on Equity – IN SRF 41, Income Reports, Movement Statements and Subscription Bulletins, Investor Response Letters (inquiries and information requests).	1.00
Income Report (generation of digital report) per shareholder	0.50
SUBSCRIPTION Capital Increase (per bulletin processed)	4.00
REMOTE VOTING – Bradesco does not charge for remote votes cast through B3 via brokers.
Individuals – unit cost per vote cast through BRADESCO as Bookkeeper only Legal Entities – unit cost per vote cast through BRADESCO as Bookkeeper only	10.00 50.00
SPECIFIC REPORTS/SERVICES REQUESTED	Upon request

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Considering the above-mentioned costs, the following services will be made available to the CONTRACTING PARTY:
  Investor services through the entire Bradesco branch network;
  Maintenance of the investor database, documentation of investor records, and archiving/microfilming of submitted documents;
  Preparation and availability of management reports regarding the active investor base, such as: Registration, Positions, Transactions, Remunerated Events (dividends / interest on equity), Non-remunerated Events (bonus shares, stock splits, subscriptions), and Investors under custody at CBLC, as well as custody transactions carried out at B3/CBLC, in the “format” and “frequency” previously agreed upon by the company;
  Access to the Bradesco Bookkeeping System (via internet) for retrieval of investor information (shareholding position, history, transactions, paid and/or pending dividends/interest on equity, list of investors), reflecting the records held by Bradesco and CBLC. The system also enables the electronic generation of reports in TXT or EXCEL format;
  To enable payment of declared events (Interest on Equity, Dividends, and others), the CONTRACTING PARTY may make the necessary funds available in a Bradesco current account by 10:00 a.m. on the actual payment date of the event;
  Forms for Bookkeeping Procedures (Registration Amendments, Transfer Orders, Information Requests, and Inquiries);Inclusion of the company’s logo in the shareholding movement statements.

2.3. TRANSFER OF COSTS

  Bradesco shall transfer the following costs to CONTRACTING PARTY, when they occur, which are not included in the items above:
  Postage Service Fee:
  Fee charged by the postal service provider (Correios) for the mailing of account statements and/or for the availability of documents in electronic format via Bradesco S.A.'s Document Portal or Bradesco Custody and Financial Services, including shareholder notices/communications, based on the rates in effect at the time of document dispatch.
  Official Fees and Charges:

✓       Fee charged by the Commercial Registry or Notary Office responsible for registering the corporate books, based on the rate in effect at the time of registration.

✓       DOC/TED Fee:

✓     Fee for issuance of Credit Orders – DOC or Electronic Funds Transfers – TED, as charged by the Central Bank of Brazil for payments of events to shareholders holding accounts at other financial institutions, based on the rates in effect at the time of such payments.

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2.4. CUSTODY FEE ON ASSETS HELD (CENTRAL DEPOSITARY – B3 S.A.):

Upon charge of the fees on the amount of the assets maintained at the Central Depositary by B3, the amount shall be calculated and charged monthly in accordance with the table in effect at B3, taking as an example the table described below, based on the amount of the portfolio that composes the total quantity of BDRs deposited at the Central Depositary on the last business day of each month. A percentage (pro rata month) shall be progressively applied to the portfolio amount, according to the ranges defined below:

Amount in custody (BRL)		Annual Custody Fee
From	Up to
0.00	100,000.00	0.0500%
100,000.01	200,000.00	0.0400%
200,000.01	300,000.00	0.0200%
300,000.01	1,700,000.00	0.0130%
1,700,000.01	17,000,000.00	0,0072%
17,000,000.01	170,000,000.00	0,0032%
170,000,000.01	1,700,000,000.00	0,0025%
1,700,000,000.01	17,000,000,000.00	0,0015%
Above 17,000,000,000.00		0.0005%

2.5. EXPENSES BORNE BY THE CONTRACTING PARTY IN CORPORATE EVENTS INVOLVING BDRs:

Specifically with respect to the issuance and/or cancellation of BDRs arising from and/or related to Corporate Events involving exclusively the CONTRACTING PARTY—such as Offering, Follow On, Bonus, Split, Reverse Split, Spin-Off, Consolidation, Merger, Repurchase of BDRs, Cancellation of BDR Program, and events aimed at increasing the liquidity of the underlying shares of the BDR Program, or transactions involving exclusively the vehicles and/or individuals who directly or indirectly participate in the CONTRACTING PARTY’s control block—the following unit values shall apply to the issuance or cancellation of BDRs, according to the quantity range of BDRs to be issued and/or canceled, as follows:

BDR QUANTITY RANGE:	UNIT COST PER BDR (BRL):	MAXIMUM FEE PER RANGE (IN BRL):
From 0 to 25,000,000	0.003	70,000.00
From 25,000,001 to 50,000,000	0.002	90,000.00
From 50,000,001 to 100,000,000	0.0015	120,000.00
From 100,000,001 to 200,000,000	0.0008	150,000.00
Above 200,000,001	0.0005	-
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3. EXPENSES WITH THE CUSTODIAN BANK OF THE UNDERLYING SHARES FOR THE BDR PROGRAM ABROAD.

All expenses related to the services of the Custodian Bank for keeping the Shares that back the program of BDRs issued are the responsibility of the CONTRACTING PARTY.

4. EXPENSES BORNE BY BDR HOLDERS.

Fees to be charged to BDR Holders by the Depositary:

SERVICES

AMOUNTS IN BRL

Issuance and Cancellation per BDR (Movement)	Up to 0.10*
Off-exchange Transfer of Ownership of BDRs (per transfer process: causa mortis, court order, donation, etc.)	50.00

* Issuance and Cancellation of BDRs (Movement)

For BDR transfer processes carried out by BDR holders through requests for BDR issuance/cancellation, a compensation fee of up to BRL 0.10 (ten cents) per BDR issued and/or cancelled shall be charged by Bradesco to the BDR holders, with a minimum fee per operation of BRL 80.00 (eighty reais). Bradesco reserves the right to review the service fees stated in this item from time to time.

Such fees will be adjusted annually based on the IGP-M index published by FGV (Fundação Getulio Vargas) and, in the event of its extinction, a substitute index as set forth by law shall apply.

5. COST OF SPECIFIC SERVICES

The company shall be charged, upon submission and approval of the budget, when requested, the development and/or preparation of specific reports, which shall be carried out by Bradesco and submitted to the company for approval.

6. BILLING FOR THE PROVISION OF SERVICES

The billing is made on the fifteenth (15th) day of each month, or on the first subsequent business day, following the month in which the Issuing and Depositary Bank services are provided, by debiting the company’s checking account, sending the exchange, payment through DOC or TED, or through Bank Slip by the CONTRACTING PARTY on behalf of BRADESCO, initiated after the implementation of the shareholders in the Bradesco Bookkeeping System for Book-Entry Assets.

7. SERVICE FEE ADJUSTMENTS

Service fees shall be adjusted annually based on the IPCA/IBGE (Índice Nacional de Preços ao Consumidor Amplo) and, in the event of the extinction of such index, a substitute index as set forth by law shall apply.

8. PENALTIES

8.1 Default by either Party in relation to any of the payment obligations set forth in this Agreement shall automatically constitute, without the need for any prior notice or notification, the default of the breaching Party, subjecting it to the payment of the following charges due to the delay: (i) default interest of 1% (one percent) per month, calculated on a pro rata temporis basis from the due date until the actual payment date; (ii) a non-compensatory conventional penalty of 2% (two percent), calculated on the outstanding amount; and (iii) in any event, the outstanding amount shall be adjusted for inflation from its original due date based on the accumulated variation of the IPCA – IBGE (Broad National Consumer Price Index), as published by Fundação Getulio Vargas or any other index that may replace it.

8.2. The breach by either Party of any provision of this Agreement not addressed in Clause 8.1 above, and provided such breach is duly evidenced, shall subject the breaching Party to liability for any losses and/or damages resulting from willful misconduct, fraud and/or negligence, and it shall also be responsible for any applicable fines, monetary adjustments, and interest, as determined in accordance with the applicable legislation in force.

8.3. No penalties shall apply in the event of delays arising from system failures and/or communication issues between the Parties. Notwithstanding, the Parties shall use their best efforts to promptly correct such failures.

9. FINAL PROVISIONS

In the event of a significant increase in the number of investors as a result of any corporate action resolved by the company, Bradesco reserves the right to review the applicable service fees, subject to mutual agreement with the CONTRACTING PARTY.

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